Exhibit 10.1

12 December 2022

SECRETARY OF STATE FOR TRANSPORT

AND

Lanzatech UK Limited

GRANT FUNDING AGREEMENT FOR THE ADVANCED FUELS FUND (AFF)
COMPETITION

CONTENTS

1.	INTRODUCTION	3
2.	DEFINITIONS	3
3.	DURATION AND PURPOSE OF THE GRANT	8
4.	PAYMENT OF GRANT	8
5.	GRANT CLAIM PROCEDURE	9
6.	ELIGIBLE AND INELIGIBLE EXPENDITURE	10
7.	WARRANTIES	11
8.	GRANT REVIEW	13
9.	MONITORING AND REPORTING	13
10.	AUDITING AND ASSURANCE	15
11.	FINANCIAL MANAGEMENT AND PREVENTION OF BRIBERY, CORRUPTION, FRAUD AND OTHER IRREGULARITY	15
12.	CONFLICTS OF INTEREST	16
13.	CHANGE OF CONTROL	16
14.	CONFIDENTIALITY	16
15.	STATUTORY DUTIES	17
16.	DATA PROTECTION	17
17.	PUBLIC PROCUREMENT	18
18.	SUBSIDY CONTROL	18
19.	INTELLECTUAL PROPERTY RIGHTS	18
20.	INSURANCE	18
21.	ASSIGNMENT	19
22.	BORROWING, LOSSES, GIFTS, SPECIAL PAYMENTS	19
23.	PUBLICITY	19
24.	CLAWBACK, EVENTS OF DEFAULT, TERMINATION AND RIGHTS RESERVED FOR BREACH AND TERMINATION	20
25.	DISPUTE RESOLUTION	22
26.	LIMITATION OF LIABILITY	23
27.	CODE OF CONDUCT FOR GRANT RECIPIENTS	23
28.	VARIATIONS	23
29.	NOTICES	23
30.	ENVIRONMENTAL REQUIREMENTS	24
31.	MISCELLANEOUS	24
32.	GOVERNING LAW	24

ANNEX 1	26
ANNEX 2	27
ANNEX 3	32
ANNEX 4	33
ANNEX 5	35
ANNEX 6	49
ANNEX 7	40

This Grant Funding Agreement is made on 12 December 2022
BETWEEN

(1)	Secretary of State for Transport whose principal address is at Great Minster House, Horseferry Road, London SW1P 4DR (the “Authority”); and

(2)	LanzaTech UK Limited (Company No. 08239599) whose registered office is at c/o TMF Group, 8th Floor, 20 Farringdon Street, London, United Kingdom, EC4A 4AB (the “Grant Recipient”).

In relation to:

Project Name: DRAGON (Decarbonising and Reimagining Aviation for the Goal Of Netzero)

Project Number: [***]

BACKGROUND

(A)	The Grant is made pursuant to section 5 of the Science and Technology Act 1965 for the purpose of developing advanced low carbon fuels production in the UK.

(B)	The Authority ran a competition for grant applications in respect of the Advanced Fuels Fund (AFF) competition (the “Scheme”).

(C)	The Grant Recipient was successful under that competition and the Authority awarded it a grant to deliver selected activities for Pre Front-End Engineering Design (Pre-FEED) and FEED of Project DRAGON.

(D)	The Authority will provide the Grant to the Grant Recipient as provided for in this Grant Funding Agreement.

(E)	The Grant Recipient will use the Grant solely for the Funded Activities. The conditions collectively (the “Conditions”) are as follows:

1.	INTRODUCTION

1.1	This Grant Funding Agreement sets out the conditions which apply to the Grant Recipient receiving the Grant from the Authority.

1.2	The Parties confirm that it is their intention to be legally contractually bound by this Grant Funding Agreement.

2.	DEFINITIONS

2.1	Where they appear in these Conditions:

Annex means the annexes attached to these Conditions which form part of the Grant Funding Agreement;

Asset means any assets that are to be purchased or developed using the Grant including equipment or any other assets and Assets will be construed accordingly;

Authority Personal Data means any Personal Data supplied for the purposes of, or in connection with, the Grant Funding Agreement by the Authority to the Grant Recipient;

Bribery Act means the Bribery Act 2010 and any subordinate legislation made under that Act from time to time together with any guidance or codes of practice issued by the relevant government department concerning this legislation;

Change of Control means the sale of all or substantially all the assets of a Party; any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person, or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transaction;

Code of Conduct means the Code of Conduct for Recipients of Government General Grants published by the Cabinet Office in November 2018 which is available at https://assets.publishing.service.gov.uk/government/uploads/system/uploads/attachment_data/file/754555/2018-11-06_Code_of_Conduct_for_Grant_Recipients.pdf, including any subsequent updates from time to time;

Commencement Date means the date on which the Grant Funding Agreement comes into effect, being the date of this Grant Funding Agreement;

Confidential Information means any information (however conveyed, recorded or preserved) disclosed by a Party or its personnel to another Party (and/or that Party’s personnel) whether before or after the date of the Grant Funding Agreement, including but not limited to:

a.	any information that ought reasonably to be considered to be confidential (whether or not it is so marked) relating to:

i.	the business, affairs, customers, clients, suppliers or plans of the disclosing Party; and

ii.	the operations, processes, product information, know-how, designs, trade secrets or software of the disclosing Party; and

b.	any information developed by the Parties in the course of delivering the Project;

c.	the Authority Personal Data;

d.	any information derived from any of the above.

Confidential Information shall not include information which:

a.	was public knowledge at the time of disclosure (otherwise than by breach of paragraph 14);

b.	was in the possession of the receiving Party, without restriction as to its disclosure, before receiving it from the disclosing Party;

c.	is received from a Third Party (who lawfully acquired it) without restriction as to its disclosure; or

d.	is independently developed without access to the Confidential Information.

Data Protection Legislation means (i) the GDPR; (ii) the Data Protection Act 2018 to the extent that it relates to the processing of Personal Data and privacy; and (iii) all applicable Law relating to the processing of Personal Data and privacy;

Delivery Partners means Ricardo Energy and Environment, and E4tech (UK) Ltd or any Third Party nominated by the Authority to act as a Delivery Partner in respect of the Scheme;

Duplicate Funding means any funding provided to the Grant Recipient, which is for the same purpose for which the Grant was made, but has not been declared to the Authority;

EEA has the meaning given in paragraph 2.2.5(a) ;

EIR means the Environmental Information Regulations 2004;

Eligibility Criteria mean the Authority’s selection criteria used to determine who should be grant recipients including the Grant Recipient;

Eligible Expenditure means the expenditure of the type identified as such in Part B of Annex 2 that is properly and necessarily incurred by the Grant Recipient during the Funding Period for the purposes of delivering the Funded Activities and which complies in all respects with the eligibility rules set out in paragraph 6;

EU References has the meaning given in paragraph 2.2.5(a);

Event of Default means an event or circumstance set out in Annex 5;

Exit Day shall have the meaning in the European Union (Withdrawal) Act 2018;

Financial Year means from 1 April to 31 March;

FOIA means the Freedom of Information Act 2000 and any subordinate legislation made under that Act from time to time together with any guidance or codes of practice issued by the relevant government department concerning the legislation;

Funded Activities means the activities set out in Part A of Annex 2;

Funding Period means the period for which the Grant is awarded as set out in paragraph 3.1;

General Data Protection Regulation and GDPR means the General Data Protection Regulation (EU) 2016/679;

Grant means the sum or sums the Authority will pay to the Grant Recipient in accordance with this Grant Funding Agreement;

Grant Funding Agreement means these Conditions together with its Annexes and Appendices;

Ineligible Expenditure means expenditure incurred by the Grant Recipient which is not Eligible Expenditure, including expenditure of the type identified as such in Part B of Annex 2;

Information Acts means the Data Protection Legislation, FOIA and the EIR, as amended from time to time;

Intellectual Property Rights or IPRs means copyright, rights related to or affording protection similar to copyright, rights in databases, patents and rights in inventions semiconductor topography rights, trade marks, rights in internet domain names and website addresses and other rights in trade names, designs, know-how, trade secrets and any modifications, amendments, updates and new releases of the same and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

Law means any applicable law, statute, byelaw, regulation, order, regulatory policy, guidance or industry code, judgment of a relevant court of law, or directives or requirements of any regulatory body, delegated or subordinate legislation;

Match Funding means any contribution, in whatever form, to the Project from a Third Party to the Grant Recipient to the parts of the Funded Activities not supported by the Grant as set out in the Special Conditions;

Maximum Sum has the meaning given in paragraph 3.2;

Monitoring Officer means the Delivery Partner representative nominated by the Authority as the Grant Recipient’s point of contact for the Grant and, as relevant, the Scheme;

Party means the Authority or Grant Recipient and Parties shall mean either Party; Payment Milestone means a milestone identified as such in Part A of Annex 2;

Personal Data has the meaning given to it in the Data Protection Legislation as amended from time to time;

Procurement Regulations means the Public Contracts Regulations 2015, Concession Contracts Regulations 2016, Defence Security Public Contracts Regulations 2011 and the Utilities and Contracts Regulations 2016 together with their amendments, updates and replacements from time to time;

Prohibited Act means:

a.	directly or indirectly offering, giving or agreeing to give to any servant of the Authority or the Crown any gift or consideration of any kind as an inducement or reward for:

i.	doing or not doing (or for having done or not having done) any act in relation to the obtaining or performance of the Project; or

ii.	showing or not showing favour or disfavour to any person in relation to the Grant Funding Agreement;

b.	committing any offence:

i.	under the Bribery Act;

ii.	under legislation creating offences in respect of fraudulent acts; or

iii.	at common law in respect of fraudulent acts in relation to the Funding Agreement; and

c.	defrauding or attempting to defraud or conspiring to defraud the Authority or the Crown; Project has the meaning set out in paragraph 3.2;

Remedial Action Plan means the plan of action submitted by the Grant Recipient to the Authority following an Event of Default pursuant to the Remedial Action Plan process set out in paragraph 24.9 to 24.13;

Representatives means any of the Parties’ duly authorised directors, employees, officers, agents, professional advisors and consultants;

Request for Funds means the payment request submitted by the Grant Recipient to the Authority for payment for the Grant in accordance with paragraph 5.4 to 5.6;

Scheme has the meaning given in paragraph (B) of the Background;

Special Conditions means the special conditions set out in Annex 7;

Subsidy Control Rules means the UK’s subsidy control regime, including the Subsidy Control Act 2022 and any subordinate legislation made under that Act, subsidy control commitments contained in the UK-EU Trade and Co-operation Agreement, commitments on subsidies arising from the UK’s membership of the WTO, and, where relevant, any other subsidy control rules that are binding on the United Kingdom including the EU State aid rules as set out in Article 107-109 of the Treaty of the Functioning of the European Union and associated regulations and guidelines under the Northern Ireland Protocol;

TCA has the meaning given in paragraph 18.1;

Third Party means any person or organisation other than the Grant Recipient or the Authority;

Unspent Monies means any monies paid to the Grant Recipient in respect of its Eligible Expenditure, which remains unspent and uncommitted at the end of the Financial Year, the Funding Period or because of termination or breach of these Conditions; and

Working Day means any day from Monday to Friday (inclusive) which is not specified or proclaimed as a bank holiday in England and Wales pursuant to section 1 of the Banking and Financial Dealings Act 1971 including Christmas Day and Good Friday.

2.2	In these Conditions, unless the context otherwise requires:

2.2.1	the singular includes the plural and vice versa;

2.2.2	reference to a gender includes the other gender and the neuter;

2.2.3	references to a person include an individual, company, body corporate, corporation, unincorporated association, firm, partnership or other legal entity or Crown Body;

2.2.4	a reference to any Law includes a reference to that Law as amended, extended, consolidated or re-enacted from time to time;

2.2.5	any reference in these Conditions which immediately before Exit Day was a reference to (as it has effect from time to time):

(a)	any EU regulation, EU decision, EU tertiary legislation or provision of the European Economic Area (“EEA”) agreement (“EU References”) which forms part of domestic law by application of section 3 of the European Union (Withdrawal) Act 2018 shall be read on and after Exit Day as a reference to the EU References as they form part of domestic law by virtue of section 3 of the European Union (Withdrawal) Act 2018 as modified by domestic law from time to time; and

(b)	any EU institution or EU authority or other such EU body shall be read on and after Exit Day as a reference to the UK institution, authority or body to which its functions were transferred;

2.2.6	the words "including", "other", "in particular", "for example" and similar words will not limit the generality of the preceding words and will be construed as if they were immediately followed by the words "without limitation;

2.2.7	references to “representations” will be construed as references to present facts, to “warranties” as references to present and future facts and to “undertakings” as references to obligations under the Grant Funding Agreement;

2.2.8	the headings in these Conditions are for ease of reference only and will not affect the interpretation or construction of these Conditions.

2.3	Where there is any conflict between the documents that make up this Grant Funding Agreement the conflict shall be resolved in accordance with the following order of precedence:

2.3.1	the Special Conditions;

2.3.2	the Conditions set out within this Grant Funding Agreement; and

2.3.3	the remaining Annexes within this Grant Funding Agreement.

3.	DURATION AND PURPOSE OF THE GRANT

3.1	The Funding Period starts on the Commencement Date and ends on 31 March 2025. This Grant Agreement will subsist for the duration of the Funding Period unless terminated earlier in accordance with its terms.

3.2	The Authority is prepared to provide the Grant not exceeding, £24,961,000 (the “Maximum Sum”) to the Grant Recipient in connection with the application set out in Annex 1 for the provision of the Funded Activities in Part A of Annex 2 (the “Project”) provided that the Grant Recipient uses the Grant in accordance with this Grant Funding Agreement.

3.3	The Grant Recipient shall use the Grant solely for the delivery of the Funded Activities. The Grant Recipient may not make any changes to the Funded Activities.

3.4	The Authority may make changes to the Funded Activities (including changing the amount of the Grant and/or the scope of the Funded Activities) by providing reasonable written notice to the Grant Recipient.

3.5	Should the Grant Recipient wish to request a change to the Funded Activities, this must be directed to the Authority’s nominated Monitoring Officer in the first instance.

4.	PAYMENT OF GRANT

4.1	Subject to the remainder of this paragraph 4 the Authority may pay the Grant to the Grant Recipient:

4.1.1	up to the Maximum Sum stated in paragraph 3.2;

4.1.2	in pound sterling (GBP) and into a bank located in the UK, save that where it is more efficient to pay the Grant in a foreign currency, the Authority may choose to do so at its sole discretion (in which case the Grant amount will be for the sum agreed in GBP as at the Commencement Date); and

4.1.3	in respect of Eligible Expenditure only.

4.2	The Grant Recipient must provide the Authority with such evidence as it may reasonably require (including receipts, invoices and other documentary evidence) that Grant Claims relate to costs which constitute Eligible Expenditure.

4.3	Payment of the Grant is conditional upon the Grant Recipient providing the Authority with evidence in a form reasonably satisfactory to the Authority that at least three (3) competitive quotes have been obtained for the provision of all goods and services with a cost of £5,000 or more, with at least one (1) of those quotes being sources from a UK-based supplier, where reasonably practical. In cases where this is not possible, if the Grant Recipient follows a single tender procedure for example, where the value of a contract is very low or where there is only one supplier capable of providing the goods or services concerned, the Grant Recipient must keep a record of the reasons why that procedure was thought to be appropriate.

4.4	The Grant Recipient must notify the Authority of any Match Funding which is or has been applied for (or which the Grant Recipient intends to apply for), approved or offered, before the Commencement Date and during the Funding Period. Such notification must be made before receiving or using such Match Funding and must include the amount, purpose and source of the proposed Match Funding.

4.5	Upon receipt of the Grant Recipient's notice under paragraph 4.4, the Authority must notify the Grant Recipient that (at its sole discretion) it either agrees to or refuses the Grant Recipient's acceptance of the Match Funding.

4.6	If the Authority agrees to the Grant Recipient's acceptance of Match Funding under paragraph 4.5, the Grant Recipient may take receipt of the relevant Match Funding. In such circumstances, the Grant Recipient must provide the Authority with a detailed summary of the Match Funding received, including the amount of Match Funding, the use of such Match Funding and such other information as the Authority may reasonably require.

4.7	If the Authority refuses the Grant Recipient's acceptance of the Match Funding under paragraph 4.5, the Grant Recipient must not accept or use the Match Funding.

4.8	The Grant Recipient agrees that it must not apply for or obtain Duplicate Funding in respect of any part of the Funded Activities which have been paid for in full using the Grant. The Authority may refer the Grant Recipient to the police should it dishonestly and intentionally obtain Duplicate Funding for the Funded Activities;

4.9	The Authority will not make the first payment of the Grant and/or any subsequent payments of the Grant unless and until the Authority is satisfied that:

4.9.1	the Grant Recipient has signed an original copy of this Grant Agreement;

4.9.2	the Grant Recipient will use the Grant payment for Eligible Expenditure only; and

4.9.3	if applicable, any grant payments provided by the Authority to the Grant Recipient prior to the first payment of the Grant to fund activities broadly equivalent to the Funded Activities (including under a previous grant agreement) have been used for their intended purpose or repaid to the Authority.

4.10	The Grant Recipient must promptly notify and repay immediately to the Authority any money incorrectly paid to it either as a result of an administrative error or otherwise. Any sum which must be repaid under this paragraph must be repaid immediately. If the Grant Recipient fails to repay the sum immediately (or within any other timeframe specified by the Authority), the Authority may recover the sum summarily as a civil debt.

5.	GRANT CLAIM PROCEDURE

5.1	The Authority reserves the right not to pay any Grant Claims where the relevant Funded Activities are not completed within the period set out in Part A of Annex 2 and/or which are incomplete, incorrect or submitted without the full supporting documentation (including such documentation as may be reasonably requested by the Monitoring Officer or the Authority).

5.2	The Authority must pay the Grant to Grant Recipients in instalments, on a reimbursement basis.

5.3	The instalments for payment of the Grant are set out in Part A of Annex 2. The Authority must endeavour to pay the Grant Recipient within twenty-one (21) working days of the Authority being satisfied that the Grant Recipient has completed the relevant Funded Activities within the time set out in this Grant Funding Agreement.

5.4	Any Request for Funds submitted by the Grant Recipient must include the following:

5.4.1	the information and evidence required for the relevant instalment, as set out in the Appendix to Annex 3; and

5.4.2	a reasonable assurance report, or a copy of one, provided at the Grant Recipient’s expense and meeting the requirements set out in Annex 3.

5.5	Unless agreed by the Authority under paragraph 4.1.2, all Grant requested by the Grant Recipient must be accounted for in GB pounds sterling, with supporting evidence of exchange rates where they have been used for conversions from other currencies.

5.6	When submitting a Request for Funds, the format of Annex 4 must be copied onto the Grant Recipient’s official letter heading. The Grant Recipient’s Finance Officer or another responsible officer is required to certify the Request for Funds as set out in Annex 4. Such certifications must be sent in their original format to the Authority’s Monitoring Officer for authorisation.

5.7	The Authority reserves the right to call for and examine any further evidence that it requires prior to making any payments of the Grant under this Grant Funding Agreement.

5.8	The summary sheet set out in Annex 4 should be used, accompanied by a detailed statement of expenditure as set out in the Appendix to Annex 4, evidence or a signed statement that Payment Milestones have been achieved and a Request for Funds.

5.9	The Authority bears no responsibility for paying any Third Parties with whom the Grant Recipient enters into contracts in connection with the Funded Activities.

5.10	Onward payment of the Grant and the use of sub-contractors does not relieve the Grant Recipient of any of its obligations under this Grant Funding Agreement, including any obligation to repay the Grant.

5.11	The Grant Recipient must not retain any Unspent Monies without the Authority’s prior written consent. If at the end of any Financial Year there are Unspent Monies, the Grant Recipient must repay such Unspent Monies to the Authority no later than 30 days following the Authority’s request for repayment.

5.12	The Authority may, at its sole discretion, determine how such Unspent Monies may be reused, including redistributing them to other grant recipients under the Scheme.

6.	ELIGIBLE AND INELIGIBLE EXPENDITURE

6.1	The Authority may only pay the Grant in respect of Eligible Expenditure incurred by the Grant Recipient to deliver the Funded Activities and the Grant Recipient must use the Grant solely for delivery of the Funded Activities.

6.2	The Eligible Expenditure and Ineligible Expenditure related directly to the Funded Activities is listed in Part B of Annex 2.

6.3	The Grant Recipient may also not in any circumstance claim the following non-exhaustive list as Eligible Expenditure (the list below does not override activities which are deemed eligible in this Grant Agreement):

6.3.1	paid for lobbying, which means using the Grant to fund lobbying (via an external firm or in-house staff) in order to undertake activities intended to influence or attempt to influence Parliament, government or political activity; or attempting to influence legislative or regulatory action;

6.3.2	using the Grant to directly enable one part of government to challenge another on topics unrelated to the agreed purpose of the grant;

6.3.3	using the Grant to petition for additional funding;

6.3.4	expenses such as for entertaining, specifically aimed at exerting undue influence to change government policy;

6.3.5	input VAT reclaimable by the grant recipient from HMRC; and

6.3.6	payments for activities of a political or exclusively religious nature.

6.4	Other examples of expenditure which are prohibited include the following:

6.4.1	contributions in kind;

6.4.2	interest payments or service charge payments for finance leases;

6.4.3	gifts;

6.4.4	statutory fines, criminal fines or penalties civil penalties, damages or any associated legal costs;

6.4.5	payments for works or activities which the grant recipient, or any member of their partnership, has a statutory duty to undertake, or that are fully funded by other sources;

6.4.6	bad debts to related parties;

6.4.7	payments for unfair dismissal or other compensation;

6.4.8	depreciation, amortisation or impairment of assets owned by the Grant Recipient;

6.4.9	the acquisition or improvement of Assets by the Grant Recipient (unless the Grant is explicitly for capital use – this will be stipulated in the Grant Funding Letter); and

6.4.10	liabilities incurred before the commencement of the Grant Agreement unless agreed in writing by the Authority.

7.	WARRANTIES

7.1	The Grant Recipient represents, warrants and undertakes that:

7.1.1	it is validly incorporated, organised and subsisting in accordance with the Law of its place of incorporation;

7.1.2	it has full capacity and authority to undertake the Funded Activities and to agree to the terms and conditions of this Grant Funding Agreement and its Annexes;

7.1.3	this Grant Funding Agreement is executed by its duly authorised representative;

7.1.4	it must at all times comply with all relevant Law and all applicable codes of practice and other similar codes or recommendations, and shall notify the Authority immediately of any significant departure from such Law, codes or recommendations;

7.1.5	it has all necessary resources, powers and expertise to deliver the Funded Activities;

7.1.6	it has obtained or will obtain any and all consents necessary to undertake the Project and deliver the Funded Activities on time;

7.1.7	it is not aware of anything in its own affairs, which it has not disclosed to the Authority which might reasonably have influenced the decision of the Authority to make the Grant on the terms contained in this Grant Funding Agreement;

7.1.8	the information and evidence contained or referred to in the Funded Activities as set out in Annex 1 remains true, complete and accurate;

7.1.9	its circumstances, including its financial standing, have not materially changed since the Project was submitted;

7.1.10	it will comply with all terms and conditions of this Grant Funding Agreement and its Annexes; and

7.1.11	it is not aware of the existence of any circumstances entitling the Authority to terminate this Grant Funding Agreement or to reduce, suspend, withhold or require the repayment of the Grant.

7.2	In accepting the Grant and any payment of it, the Grant Recipient represents and warrants that it is not aware of any circumstances which might materially and adversely impact on its ability to undertake the Funded Activities or comply with the terms and conditions of this Grant Funding Agreement and its Annexes including (without limitation):

7.2.1	any contractual obligations;

7.2.2	any legal or administrative proceedings (such as any litigation or any winding-up or insolvency proceedings); or

7.2.3	any circumstances which might give rise to such proceedings.

7.3	The Grant Recipient warrants, agrees, undertakes and represents to the Authority that the warranties set out in paragraph 7.1 and 7.2:

7.3.1	are true and accurate as at the Commencement Date; and

7.3.2	shall continue to be true and accurate throughout the Funding Period, including when each Request for Funds is made by the Grant Recipient to the Authority and when the Authority makes any payment of any part of the Grant.

7.4	The Grant Recipient agrees and acknowledges that:

7.4.1	the warranties, representations and undertakings contained in this Grant Funding Agreement are material and are designed to induce the Grant Funding Authority into entering into this Grant Funding Agreement and into paying each instalment of the Grant;

7.4.2	the Authority has been induced into entering into this Grant Funding Agreement and in entering into this Grant Funding Agreement, has relied upon the warranties, representations and undertakings contained herein; and

7.4.3	the Authority will (amongst other things) on each and every occasion that it pays an instalment of the Grant, be induced into doing so by and in being so induced, shall rely upon the warranties, representations and undertakings contained in this Grant Funding Agreement.

7.5	Each of the warranties is separate and independent and the Authority has a separate claim and right of action in respect of every breach of every warranty.

7.6	The Grant Recipient must notify the Authority immediately in writing in the event that it is in breach of any warranty, providing full details of such breach.

8.	GRANT REVIEW

8.1	The Authority must review the Grant annually after the end of each financial year. The review must take into account the Grant Recipient’s delivery of the Funded Activities. As part of the annual review the Authority must review the reports produced by the Grant Recipient in accordance with paragraph 9.2.

8.2	Following the review carried out under paragraph 8.1, the Authority may, taking into account any representations made by the Grant Representative in the course of the review, choose to do any of the following:

8.2.1	consent to the Funded Activities and the Grant Agreement continuing in line with existing plans;

8.2.2	increase or decrease the Grant for the subsequent Financial Year or the remainder of the Funding Period, as applicable;

8.2.3	redefine the Funded Activities;

8.2.4	require the Grant Recipient to carry out remedial activity with the aim of improving delivery of the Funded Activities;

8.2.5	recover any Unspent Monies; or

8.2.6	terminate the Grant Agreement in accordance with paragraph 24.

8.3	If required pursuant to paragraph 8.2.4, the Grant Recipient will submit a remedial action plan to the Authority setting out:

8.3.1	the areas identified by the Authority in which improvements to the Funded Activities are required; and

8.3.2	the steps which the Grant Recipient proposes to take to rectify the areas identified by the Authority and the timetable for taking such steps.

9.	MONITORING AND REPORTING

9.1	The Grant Recipient must closely monitor the delivery and success of the Funded Activities throughout the Funding Period and shall notify the Monitoring Officer and the Authority as soon as reasonably practicable of any actual or potential failure to comply with any of its obligations under this Grant Agreement.

9.2	The Grant Recipient must provide the Monitoring Officer and the Authority with:

9.2.1	brief monthly narrative updates in respect of its delivery of the Funded Activities. Monthly updates will be due by the 10th day of the following month (i.e. the report for June 2021 would be due by 10 July 2021);

9.2.2	a three (3) month financial and narrative report for each financial quarter within ten (10) days of the end of each quarter until the Funded Activities are completed, which shall include:

(a)	a progress update on the Funded Activities;

(b)	an explanation of any technical or administrative challenges faced and what was done to resolve them;

(c)	an indication of whether the Funded Activities are likely to be delivered to the agreed timeframe (accompanied by an updated Project Plan to complete the Funded Activities) and, if not, what needs to be done to resolve any delays or technical challenges (including decisions by the Grant Recipient);

(d)	a revised Project risk register;

(e)	a revised rolling forecast of Funded Activities milestones, budgeted cost and cash-flow to completion; and

(f)	the amount of Match Funding received by the Recipient together with details of what it has used that Match Funding for; and

9.2.3	a final financial and narrative report within thirty (30) days of the completion of the Funded Activities.

9.3	Templates for the reports set out in paragraph 9.2 will be supplied by the Monitoring Officer.

9.4	The Grant Recipient must ensure that the Authority receives the information and evidence required by paragraph 4.3 to coincide with the Payment Milestones. Should the Grant Recipient fail to do so, or should the Authority reasonably conclude that the information and evidence provided prior to that deadline is unsatisfactory, the Authority may withdraw the Grant. The Grant Recipient must provide the Authority with all reasonable assistance and cooperation in relation to any ad-hoc information, explanations and documents as the Authority may require, from time to time, so the Authority may establish if the Grant Recipient has used the Grant in accordance with the Grant Funding Agreement.

9.5	The Grant Recipient must permit any person authorised by the Authority reasonable access, with or without notice, to its employees, agents, premises, facilities and records, for the purpose of discussing, monitoring and evaluating the Grant Recipient's fulfilment of its obligations under the Grant Funding Agreement and must, if so required, provide appropriate oral or written explanations to such authorised persons as required during the Funding Period.

9.6	The Grant Recipient must notify the Authority as soon as reasonably practicable of:

9.6.1	any actual or potential failure to comply with any of its obligations under the Grant Funding Agreement, which includes those caused by any administrative, financial, technical, or managerial difficulties; and

9.6.2	actual or potential variations to the Eligible Expenditure and/or any event which materially affects the continued accuracy of such information.

9.7	The Grant Recipient represents and undertakes (and shall repeat such representations on delivery of the reports set out in paragraph 9.2) that:

9.7.1	the reports and information it gives pursuant to this paragraph 9.2 are accurate

9.7.2	it has diligently made full and proper enquiry of the matter pertaining to the reports and information given; and

9.7.3	any data it provided pursuant to an application for the Grant may be shared within the powers conferred by legislation with other organisations for the purpose of preventing or detecting crime.

10.	AUDITING AND ASSURANCE

10.1	Within six months of the end of each Financial Year the Grant Recipient must provide the Authority with independent assurance that the Grant has been used for delivery of the Funded Activities. To satisfy this requirement the Grant Recipient must provide, at the Authority's discretion:

10.1.1	annual accounts audited by an independent and appropriately qualified auditor where the Grant is clearly segregated from other funds; or

10.1.2	a statement showing that the Grant has been certified by an independent and appropriately qualified auditor, accompanied by the Grant Recipient’s annual audited accounts.

10.2	The Grant Recipient must:

10.2.1	maintain to the Authority's satisfaction an appropriate system of financial management and controls, maintain detailed records in relation to such controls, and provide copies of such records to the Authority on request; and

10.2.2	retain, and procure that its sub-contractors retain, all relevant documentation relating to the Eligible Expenditure and any income generated by the Funded Activities (including invoices, receipts and accounting records) during the Funding Period and for a period of 7 years.

10.3	The Authority may, at any time during and up to seven (7) years after the end of the Grant Funding Agreement, conduct additional audits or ascertain additional information where the Authority considers it necessary. The Grant Recipient agrees to grant the Authority or its Representatives access, as required, to all Project sites and relevant records. The Grant Recipient must ensure that necessary information and access rights are explicitly included within all arrangements with sub-contractors.

10.4	If the Authority requires further information, explanations and documents, in order for the Authority to establish that the Grant has been used properly in accordance with the Grant Funding Agreement, the Grant Recipient must, within five (5) Working Days of a request by the Authority, provide the Authority, free of charge, with the requested information.

10.5	The Grant Recipient must co-operate with any examination conducted by the UK’s National Audit Office into the economy, efficiency and effectiveness with which the Authority’s funds have been used in relation to the Funded Activities.

Retention of Documents

10.6	The Grant Recipient must retain adequate records to demonstrate that it has complied the Conditions and all invoices, receipts, accounting records and any other documentation (including but not limited to, correspondence) relating to the Eligible Expenditure and any income generated by the Funded Activities during the Funding Period for a period of seven (7) years from the date on which the Funding Period ends.

10.7	The Grant Recipient must ensure that all its sub-contractors retain each record, item of data and document relating to the Funded Activities for a period of seven (7) years from the date on which the Funding Period ends.

11.	FINANCIAL MANAGEMENT AND PREVENTION OF BRIBERY, CORRUPTION, FRAUD AND OTHER IRREGULARITY

11.1	The Grant Recipient must:

11.1.1	at all times comply with all applicable laws, statutes and regulations relating to anti- bribery and anti-corruption, including but not limited to the Bribery Act;

11.1.2	maintain a sound administration and audit process, including internal financial controls to safeguard against fraud and theft, money laundering, counter terrorist financing or any other impropriety, or mismanagement in connection with the administration of the Grant; and

11.1.3	notify the Authority of all actual or suspected cases of fraud, theft or financial irregularity relating to the Funded Activities as soon as they are identified and keep the Authority informed in relation to its remedial actions thereafter.

11.2	In the event of any actual or suspected fraud, theft or other financial irregularity (which includes use of the Grant for any purpose other than that envisaged by this Grant Agreement), the Authority may, at its absolute discretion:

11.2.1	require the Grant Recipient to take such remedial steps as the Authority shall reasonably specify; and/or

11.2.2	suspend future payment of the Grant to the Grant Recipient,

and in all cases the Grant Recipient must explain to the Authority what steps are being taken to investigate the irregularity and must keep the Authority informed about the progress of any such investigation. The Grant Recipient must, if required by the Authority, refer the matter to an external auditor or any other Third Party.

11.3	The Grant Recipient must provide statements and evidence to the Authority or the appropriate organisation where such statements and evidence are required as part of pursuing sanctions, criminal or civil proceedings.

11.4	The Grant Recipient agrees and accepts that it will become ineligible for grant support and be required to repay all or part of the Grant if it engages in tax evasion or aggressive tax avoidance in the opinion of HMRC.

11.5	For the purposes of paragraph 11.2 “financial irregularity” includes (but is not limited to) actual or suspected fraud or other impropriety, mismanagement, and the use of the Grant for any purpose other than those stipulated in the Grant Funding Agreement.

12.	CONFLICTS OF INTEREST

12.1	The Grant Recipient and its Representatives must not engage in any personal, business or professional activity which conflicts or could conflict with any of their obligations in relation to the Grant Agreement.

12.2	The Grant Recipient must have and will keep in place adequate procedures to manage and monitor any actual or perceived bias or conflicts of interest.

13.	CHANGE OF CONTROL

The Grant Recipient must notify the Authority immediately in writing and as soon as the Grant Recipient is aware (or ought reasonably to be aware) that it is anticipating, undergoing, undergoes or has undergone a Change of Control, provided such notification does not contravene any Law.

14.	CONFIDENTIALITY

14.1	Except to the extent set out in this paragraph 14 or where disclosure is expressly permitted, a Party must treat all Confidential Information belonging to the other Party as confidential and must not disclose any Confidential Information belonging to the other Party to any other person without the prior written consent of the other Party, except to such persons who are directly involved in the provision of the Funded Activities and who need to know the information. The Parties agree to use their best endeavours to ensure that persons involved in the provisions of the Funded Activities that are provided with information treat all Confidential Information as the Parties themselves are required to treat such information under this paragraph.

14.2	The Grant Recipient gives its consent for the Authority to publish the Grant Agreement in any medium in its entirety (but with any information which is Confidential Information belonging to the Authority or the Grant Recipient redacted), including from time to time agreed changes to the Grant Agreement.

14.3	Nothing in this paragraph shall prevent the Authority disclosing any Confidential Information obtained from the Grant Recipient:

14.3.1	for the purpose of the examination and certification of the Authority’s accounts and/or pursuant to section 6(1) of the National Audit Act 1983;

14.3.2	to any government department, consultant, contractor or other person engaged by the Authority, provided that the Authority only discloses information which is necessary for the purpose concerned and obtains appropriate confidentiality undertakings in relation to such information; or

14.3.3	where disclosure is required by Law, including under the Information Acts.

14.4	Nothing in this paragraph shall prevent either Party from using any techniques, ideas or know-how gained during the performance of its obligations under the Grant Agreement in the course of its normal business, to the extent that this does not result in a disclosure of the other Party’s Confidential Information or an infringement of the other Party’s Intellectual Property Rights.

15.	STATUTORY DUTIES

15.1	The Grant Recipient agrees to adhere to its obligations under the Law.

15.2	The Grant Recipient hereby acknowledges that the Authority is subject to requirements under the Information Acts. Where requested by the Authority, the Grant Recipient must provide reasonable assistance and cooperation to the Authority to assist the Authority’s compliance with its information disclosure obligations.

15.3	On request from the Authority, the Grant Recipient must provide the Authority with all such relevant documents and information relating to the Grant Recipient’s data protection policies and procedures as the Authority may reasonably require.

15.4	The Grant Recipient acknowledges that the Authority, acting in accordance with the codes of practice issued and revised from time to time under the Information Acts, may disclose information concerning the Grant Recipient and the Grant Agreement without consulting the Grant Recipient.

15.5	The Authority must take reasonable steps to notify the Grant Recipient of a request for information to the extent that it is permissible and reasonably practical for it to do so.

15.6	Notwithstanding any other provision in the Grant Agreement, the Authority will be responsible for determining in its absolute discretion whether any information is exempt from disclosure in accordance with the Information Acts.

16.	DATA PROTECTION

16.1	The Grant Recipient and the Authority must comply at all times with their respective obligations under Data Protection Legislation.

16.2	Given the nature of this Grant Agreement and the Funded Activities, the Parties do not envisage that either Party will process any Personal Data for or on behalf of the other Party, under or in connection with this Grant Agreement or the Funded Activities. Where and to the extent that in undertaking the obligations set out in this Grant Agreement or performing the Funded Activities, either Party anticipates that the other will process any Personal Data for and on behalf of the other Party it shall notify the other Party and the Parties shall agree a variation to this Grant Agreement to incorporate appropriate provisions in accordance with Article 28 of the UK GDPR, or as otherwise required by the Data Protection Legislation.

17.	PUBLIC PROCUREMENT

17.1	The Grant Recipient must ensure that value for money is obtained in the procurement of goods or services funded by the Grant. Where the Grant Recipient is a Contracting Authority within the meaning of the Procurement Regulations, the Grant Recipient must comply with the Procurement Regulations when procuring goods and services in connection with the Grant Agreement.

18.	SUBSIDY CONTROL

18.1	The Authority considers that the Grant constitutes a subsidy applicable under Subsidy Control Rules and, relying on information provided by the Grant Recipient, that the grant is compliant with Subsidy Control Rules and meets the principles set out at Article 366 of the TCA.

18.2	The Grant Recipient must (and acknowledges that the Authority must) comply with all requirements of any applicable Subsidy Control Rules; for which purpose the Authority must publish information relating to the Grant on the national database in line with the requirements of Article 369 of the TCA.

18.3	The Grant Recipient must keep detailed records to demonstrate compliance with Subsidy Control Rules and must provide a copy of such records to the Authority.

18.4	The Grant Recipient acknowledges and represents that the Grant is being awarded on the basis that the Funded Activities do not affect trade in goods and electricity between Northern Ireland and the European Union and the Grant Recipient must ensure that the Grant is not used in way that affects any such trade.

18.5	The Grant Recipient shall inform the Secretary of State in writing of any other “public funding” applied for or awarded against the eligible costs covered by this grant offer. Total “public funding” for the Funded Activities must be within the amounts permitted by Subsidy Control Rules.

19.	INTELLECTUAL PROPERTY RIGHTS

19.1	All Intellectual Property Rights in the progress reports produced pursuant to paragraph 9.2 of this Grant Funding Agreement by the Grant Recipient or the Grant Recipient’s personnel, members or Representatives in the course of undertaking the Funded Activities are the property of the Authority. Any data submitted with progress reports that is confidential must be submitted as a separate non-publishable annex.

19.2	The Authority and the Recipient agree that, subject to paragraph 19.1, all Intellectual Property Rights owned by the Authority or the Grant Recipient before the Commencement Date or developed by any Party during the Funding Period, remain the property of that Party.

20.	INSURANCE

The Grant Recipient must put in place and maintain adequate insurance coverage (including public liability insurance) with an insurer of good repute to cover all insurable claims and liabilities under or in connection with this Grant Agreement. The Grant Recipient must provide evidence of such insurance to the Authority on request.

21.	ASSIGNMENT

The Grant Recipient must not transfer, assign, novate or otherwise dispose of the whole or any part of the Grant Agreement or any rights under it, to another organisation or individual, without the Authority’s prior approval.

22.	BORROWING, LOSSES, GIFTS, SPECIAL PAYMENTS

22.1	The Grant Recipient must obtain the Authority's prior written consent before:

22.1.1	borrowing or lending money from any source in connection with the Grant Agreement;

22.1.2	giving any guarantee, indemnity, security over any Asset or letter of comfort in relation to the Grant Agreement;

22.1.3	giving any gift, making any Special Payment and/or writing off any debt or liability in connection with the Grant, and shall keep a record of all gifts given and received in connection with the Grant.

23.	PUBLICITY

23.1	The Authority may publish this Grant Funding Agreement and any other information relating to the Funded Activities on the designated competition website (www.ricardo.com/AFF) or a .gov.uk page and/or in any other way considered appropriate. Such information may include, without limitation: lead organisation name, Project Name and Reference, type of enterprise (SME/large) at the time of granting, the location of the Project, the amount of Grant, and the Project’s objectives.

23.2	The Authority must, prior to publication, consider any representations that the Grant Recipient may make about information it considers to be commercially sensitive.

23.3	The Grant Recipient must:

23.3.1	provide the Monitoring Officer with draft press releases in connection with the Funded Activities, the Grant and/or the Scheme for approval (such approval not to be unreasonably withheld or delayed) except where the content of such draft releases does not extend beyond the content of a press release that has been previously approved by the Authority, in which case no such approval shall be required;

23.3.2	give appropriate recognition to the provision of the Grant by the Authority in any press release or other contact with the media in connection with the Funded Activities, the Grant and/or the Scheme. The nature of such recognition will be decided in advance with the Monitoring Officer; and

23.3.3	provide representatives of the Authority’s Press Office with any assistance required to formulate the Authority’s approach to the media in relation to the Funded Activities.

23.4	The Grant Recipient must, at its own cost, attend at least three networking events (whether physical or virtual) hosted by the Authority during the Funding Period.

23.5	The Grant Recipient must collaborate with the Authority:

23.5.1	to build support for development and raise awareness of the UK government's funding for the demonstration of advanced renewable fuels production;

23.5.2	to proactively look for ways to raise awareness of UK government funding for development

23.5.3	on other awareness raising activities where feasible and appropriate to profile the Scheme and the results it is delivering

23.5.4	on any future evaluation of the Scheme; and

23.5.5	on all reasonable requests from the Authority to facilitate visits, provide reports, statistics, photographs and case studies that will assist the Authority in their promotional activities relating to the Funded Activities and the Scheme.

23.6	The Authority may share information relevant to the Grant with other public authorities and their agents.

24.	CLAWBACK, EVENTS OF DEFAULT, TERMINATION AND RIGHTS RESERVED FOR BREACH AND TERMINATION

Events of Default

24.1	The Grant Recipient must inform the Authority urgently, in writing, if it becomes aware that an Event of Default has arisen. If an Event of Default arises after the Grant Recipient has received an instalment of the Grant, the Grant Recipient must not make any use of the Grant until the Authority has authorised continued use of the Grant in writing.

24.2	Where, the Authority determines that an Event of Default has or may have occurred, the Authority must notify the Grant Recipient to that effect in writing, setting out any relevant details of the failure to comply with this Grant Funding Agreement or pertaining the Event of Default, and details of any action that the Authority intends to take or has taken.

Rights reserved for the Authority in relation to an Event of Default

24.3	Where, the Authority determines that an Event of Default has or may have occurred, the Authority may by written notice to the Grant Recipient take any one or more of the following actions:

24.3.1	suspend the payment of Grant for such period as the Authority may determine; and/or

24.3.2	reduce the Maximum Sum, in which case the payment of Grant shall thereafter be made in accordance with the reduction and notified to the Grant Recipient; and/or

24.3.3	cease to make payments of Grant to the Grant Recipient under the Grant Agreement and (in addition) require the Grant Recipient to repay the Authority the whole or any part of the amount of Grant previously paid to the Grant Recipient; or

24.3.4	terminate the Grant Agreement.

24.4	Where the Authority requires the Grant Recipient to repay any amount, the Authority may recover that amount by withholding or deducting the amount from any sum due to the Grant Recipient from the Authority under an offer of grant for any other projects or activities under any scheme or programme administered by the Authority.

24.5	Where the Authority requires any or all of the Grant to be repaid in accordance with paragraph 24.3.3, the Grant Recipient shall repay this amount no later than 30 days following the date of the demand for repayment. If the Grant Recipient fails to repay the Grant within such period, the sum will be recoverable summarily as a civil debt.

24.6	Ordinary interest will be calculated from the date of the Grant payment to the date of repayment at the rate of 8% above the base rate of the Bank of England but, if the Grant Recipient fails to make the relevant repayment by the relevant deadline, further interest on the outstanding sum (inclusive of ordinary interest) will accrue after that deadline, at the statutory rate of interest under section 6 of the Late Payment of Commercial Debts (Interest) Act 1998 or any other rate required by law in the circumstances, if higher.

24.7	The Authority must, prior to exercising any rights in paragraph 24.3, notify the Grant Recipient of the grounds concerned and, as far as possible, consider the Grant Recipient’s representations (provided that the Grant Recipient makes such representations within any reasonable deadline required by the Authority).

Opportunity for the Grant Recipient to remedy an Event of Default

24.8	If the Authority wishes to exercise any right under paragraph 24.3 in connection with an Event of Default which the Authority considers remediable:

24.8.1	the Authority must provide reasonable notice to the Grant Recipient specifying particulars of the Event of Default, how it must be resolved and the timescales for its resolutions; and

24.8.2	following receipt of a notification under paragraph 24.8.1, the Grant Recipient must be given reasonable opportunity to resolve the Event of Default before the Authority exercises the relevant right under paragraph 24.3.

24.9	Where the Grant Recipient is provided with an opportunity to submit a draft Remedial Action Plan in accordance with paragraph 24.8.2, the draft Remedial Action Plan must be submitted to the Authority for approval, within five (5) Working Days of the Grant Recipient receiving notice from the Authority.

24.10	The draft Remedial Action Plan must set out:

24.10.1	full details of the Event of Default; and

24.10.2	the steps which the Grant Recipient proposes to take to rectify the Event of Default including timescales.

24.11	On receipt of the draft Remedial Action Plan and as soon as reasonably practicable, the Authority must submit its comments on the draft Remedial Action Plan to the Grant Recipient.

24.12	The Authority may accept or reject the draft Remedial Action Plan. If the Authority rejects the draft Remedial Action Plan, the Authority must confirm, in writing, the reasons why they have rejected the draft Remedial Action Plan and must confirm whether the Grant Recipient is required to submit an amended Remedial Action Plan to the Authority.

24.13	If the Authority directs the Grant Recipient to submit an amended draft Remedial Action Plan, the Parties must agree a timescale for the Grant Recipient to amend the draft Remedial Action Plan to take into account the Authority’s comments.

24.14	If the Authority wishes to exercise any right under paragraph 24.3 in connection with an Event of Default that it considers to be irremediable, or if a remediable Event of Default has not been resolved after the Grant Recipient has been given reasonable opportunity under paragraph 24.8.2, the Authority may immediately exercise the relevant right under paragraph 24.3.

General Termination Rights – Termination for Convenience

24.15	Notwithstanding the Authority’s right to terminate the Grant Agreement pursuant to paragraph 24.3.4 , either Party may terminate the Grant Agreement at any time by giving at least twenty eight (28) days’ written notice to the other Party.

24.16	If this Grant Funding Agreement is terminated pursuant to paragraph 24.15, the Authority must pay to the Grant Recipient a reasonable amount in respect of the activities properly carried out by the Grant Recipient prior to the date of termination where payment has not already been made by the Authority including, without limitation, amounts properly due and owing to the Grant Recipient under this Grant Funding Agreement and/or any other parties engaged by the Grant Recipient in respect of which the Grant Recipient has, prior to the date of termination necessarily, properly and irrevocably entered into a commitment to make payment for goods or services relating to the Funded Activities (whether or not such amounts have already been paid by the Grant Recipient).

Consequences of Termination

24.17	If the Authority terminates the Grant Agreement in accordance with paragraph 24.3.4 or 24.15 the Grant Recipient must return any Unspent Monies to the Authority within 30 days of the date of the Authority's termination notice, save where the Authority gives written consent to their retention.

24.18	In the event of termination or expiry of this Grant Agreement, the Authority will not be liable to pay any of the Grant Recipient’s costs or those of any contractor/supplier of the Grant Recipient related to any transfer or termination of employment of any employees engaged in the provision of the Funded Activities.

24.19	The Grant Recipient must, on the Authority's request, promptly prepare a written exit plan to provide for the cessation or seamless transfer of the Funded Activities following expiry or termination of this Grant Agreement.

25.	DISPUTE RESOLUTION

25.1	The Parties must use all reasonable endeavours to resolve in good faith any dispute that arises during the term of the Grant Agreement.

25.2	All disputes and complaints (except for those which relate to the Authority’s right to withhold funds or terminate the Grant Agreement) must be referred in the first instance to the Grant Manager and the Project Representative.

25.3	If the dispute cannot be resolved between the Parties’ Representatives within a maximum of ten (10) Working Days, then the matter must be escalated to formal meeting between the Authority’s nominated representative and the Grant Recipient’s chief executive (or equivalent).

26.	LIMITATION OF LIABILITY

26.1	The Authority accepts no liability for any consequences or Losses, whether arising directly or indirectly, that may arise in connection with:

26.1.1	the Grant Recipient running the Funded Activities;

26.1.2	the use of the Grant by any person;

26.1.3	any reduction, suspension, withdrawal or request for repayment of the Grant; or

26.1.4	termination of this Grant Agreement for any reason.

26.2	The Grant Recipient must indemnify and hold harmless the Authority and its Representatives with respect to all actions, claims, charges, demands, Losses and/or proceedings arising from or incurred by reason of the actions or omissions of the Grant Recipient in relation to the Funded Activities, the non-fulfilment of obligations of the Grant Recipient under this Grant Agreement or its obligations to Third Parties.

26.3	Save in respect of any liabilities that cannot be lawfully limited, the Authority's liability to the Grant Recipient under this Grant Agreement is limited to the obligation to make payment of the Grant Funding when due and payable in accordance with this Grant Agreement.

27.	CODE OF CONDUCT FOR GRANT RECIPIENTS

The Grant Recipient agrees to comply with the Code of Conduct and ensure that its Representatives undertake their duties in a manner consistent with the principles set out in the Code of Conduct. The Grant Recipient must immediately notify the Authority if it becomes aware of any actual or suspected breaches of the principles outline in the Code of Conduct.

28.	VARIATIONS

28.1	Save in respect of changes made under paragraph 3.4, 8.2.2 or 24.3.2 any variation to this Grant Agreement is only valid if it is in writing and signed by authorised representatives of both Parties. The Authority reserves the right to require the Grant Recipient to comply with such additional conditions as the Authority may require in its sole discretion before agreeing to a variation.

28.2	This Grant Funding Agreement is the entire agreement relating to the Grant and supersedes any previous correspondence and understandings between the Parties. However, this does not exclude the liability of either Party in respect of any previous fraud or fraudulent misrepresentation.

29.	NOTICES

29.1	All notices and other communications in relation to this Grant Agreement must be in writing and must be deemed to have been duly given if personally delivered, e-mailed, or mailed (first class postage prepaid) to the address of the relevant party as stated in the Grant Funding Letter. All notices and other communications must be marked for the attention of the Grant Manager (for the Authority) and the Project Representative (for the Recipient).

29.2	If personally delivered or if e-mailed all such communications are deemed to have been given when received (except that if received on a non-working day or after 5.00 pm on any Working Day they are deemed received on the next Working Day) and if mailed all such communications are deemed to have been given and received on the second Working Day following such mailing.

29.3	All correspondence from the Grant Recipient concerning this Grant Funding Agreement must be sent to the Monitoring Officer and referenced with the Project Name and Reference Number above.

30.	ENVIRONMENTAL REQUIREMENTS

30.1	The Grant Recipient must perform the Funded Activities in accordance with the Authority’s environmental policy, which is to conserve energy, water, wood, paper and other resources; reduce waste; phase out the use of ozone depleting substances; and minimise the release of greenhouse gases, volatile organic compounds and other substances damaging to health and the environment.

30.2	The Grant Recipient must pay due regard to the use of recycled products, so long as they are not detrimental to the provision of the Funded Activities or the environment, including the use of all packaging, which must be capable of recovery for re-use or recycling.

30.3	The Grant Recipient must take all possible precautions to ensure that any equipment and materials used in the provision of the Funded Activities do not contain chlorofluorocarbons, halons or any other damaging substances, unless unavoidable, in which case the Authority shall be notified in advance of their use. The Grant Recipient must endeavour to reduce fuel emissions wherever possible.

31.	MISCELLANEOUS

31.1	The Grant Recipient may not assign or otherwise transfer to any other person the benefit of the Grant or any other benefit arising by virtue of this Grant Funding Agreement without the approval in writing of the Authority. It is a condition of the Grant that the Funded Activities are substantially carried out by the Grant Recipient or by the persons specified in the Project.

31.2	The Authority may at any time assign or otherwise transfer to any other person the benefit of the Grant or any other benefit arising by virtue of this Grant Funding Agreement.

31.3	Any failure by the Authority to exercise its rights under this Grant Funding Agreement, or any delay in doing so, does not constitute a waiver of those rights unless the Authority confirms such waiver in writing. Furthermore, any such waiver does not constitute a precedent for any other, or subsequent, circumstances.

31.4	Nothing in this Grant Funding Agreement creates a relationship of employment, agency, partnership, or a joint venture between the Parties. Accordingly, the Grant Recipient must not hold itself out as having any such relationship with the Authority.

32.	GOVERNING LAW

This Grant Agreement is governed by and construed in accordance with the law of England and Wales and the Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales.

Signed on behalf of Secretary of State for Transport:

/s/ Vicky Edmonds

Name:	Vicky Edmonds and Debbie Stockwell
Department/Position:	Programme SROs
Address:	Great Minister House,33 Horseferry Road, London. SW1P 4DR

E-mail: [***]

Date: 12/12/2022

Signed on behalf of Lanzatech UK Limited:

/s/ Jennifer Holmgren

Name: Dr. Jennifer Holmgren

Department/Position: CEO

Address: c/o TMF Group, 8th Floor, 20 Farringdon Street, London, EC4A 3AB

E-mail: [***]

Date: December 12, 2022

ANNEX 1

THE PROJECT

[***]

ANNEX 2

PART A - THE FUNDED ACTIVITIES

1.	Background/purpose of the Grant

[***]

2.	Aims and objectives of the Funded Activities

[***]

2.2	Permitting process for both the GF and ATJ plants:

[***]

3.	Funded Activities

[***]

ANNEX 2

PART B – ELIGIBLE EXPENDITURE

Guidance Document Version:

Eligible Expenditure

•	Technical reviews, in-depth research and feasibility studies.

•	Strategy work and option appraisals.

•	Plant site identification and review.

•	Permitting and planning application work.

•	Feedstock availability assessments.

•	Economic assessments (including detailed revenue and cost modelling).

•	Process Flow Diagram (PFD) and Process and Instrumentation Diagrams (P&IDs) development up to Approved for Construction revision.

•	Hazard and Operability (HAZOP) and Hazard Identification (HAZID) Workshop.

•	Process and Mechanical specifications and data sheets.

•	Safety, Mechanical, Civil, Structural, Architecture, Electrical, Instrument’s lists, drawings and studies.

•	Plant layout design and plant modelling work.

•	Material Take Off (MTO).

•	Developing detailed GHG emissions projections for plants.

•	Developing detailed project execution plans, risk assessments, and detailed budgets.

•	Tendering, bidding, visiting vendor and subcontractor’s site.

•	Procurement of main equipment for the project. The equipment eligible for grant support is the conversion and fuel upgrading technology, any onsite feedstock preprocessing equipment, CO2 capture equipment.

•	Own labour costs, including agreed overheads and project management cost, but not profit. These costs should be directly linked to the design, and evaluation of the equipment contained in the project and auditable as such. In this context “own costs” include applicant’s own costs and eligible costs incurred by consortium members and eligible costs incurred by companies connected to any of these

•	Hosting meetings with potential consortia members.

•	Formalising a consortium or partnership arrangement.

•	Hosting meetings between applicant consortia and others necessary to further the development of the project.

•	Securing private sector funding.

•	Addressing legal issues.

Ineligible Expenditure

•	Any costs incurred before a grant offer letter has been signed with the Authority.

•	Any cost incurred for construction or installation of the plant. This includes own or subcontractor labour, overhead and operating costs.

•	Any cost incurred in commissioning, start up, operations and maintenance.
•	Any bulk material costs including pipework.

•	Any building works.

•	Purchase or lease cost of any land on which the project is built.

•	Input VAT (except where it cannot be reclaimed by grantees).

•	Interest charges, bad debts.

•	Hire purchase interest and any associated service charges.

•	Loan repayments.

•	Mark up and profits.

•	Profit earned by a subsidiary or by an associate undertaking work sub-contracted under the project.

•	Notional costs (e.g. opportunity costs).

•	Audit fee for certification of claims by an independent accountant.

•	Grants that contribute directly to a company’s distributed profits.

•	Endowments.

•	Funds to build up a reserve or surplus.

•	Retrospective funding.

•	Any costs that are already being funded by another grant source, or are to be funded by another grant source in the future.

•	Advertising, marketing, sales activities, entertaining.

ANNEX 3

PAYMENT MILESTONES

1.	The Grant Recipient must submit the information and evidence required in Payment Milestones and ensure that it is received on or by the relevant deadline specified. Where the Grant Recipient becomes aware of delays, the Monitoring Officer and the Authority must be notified immediately.

2.	The reasonable assurance report must be a report issued to the Grant Recipient by an identified and independent reporting accountant, in which that accountant:

2.1	confirms that the Grant Recipient has provided it with the grant offer letter, and the information and evidence relied on in support of the Grant Recipient’s claim for a grant payment; and

2.2	concludes that, in its opinion, the Grant Recipient has complied, in all material aspects, with the terms and conditions of the Grant.

ANNEX 4

REQUEST FOR FUNDS

[Note: To be copied onto the Grant Recipient’s official letter heading, completed and signed before being submitted.]

REQUEST FOR FUNDS

Name of organisation
Country
Project Title
Reference Number
Period covered by the Statement of Expenditure	[dd/mm/yyyy]	to	[dd/mm/yyyy]
Period covered by the Forecast of Expenditure	[dd/mm/yyyy]	to	[dd/mm/yyyy]

1. Expenditure from previous claim
2. Expenditure for total Project to date
3. Total value of previous claims to date
4. Payment requested

5.    Match Funding applied for

Provide details of what third party funding has been applied for, specifically:

•    the source of the funding

•    the purpose of the application

•    the amount of funding applied for

•    the status of the application

 the extent to which the application duplicates the Grant

6. Match Funding received
7. Match Funding payment date

“I certify that:

(a)	any expenditure shown above and detailed in the below statement of expenditure has been necessarily and properly expended in accordance with the terms and conditions of the accountable grant arrangement for the period to {INSERT DATE};

(b)	I am not aware that any change has occurred which may significantly impair the delivery of the Project nor am I aware that any of the Events of Default set out in Annex 5 of the Grant Funding Agreement have occurred. In particular, I have no reason to believe that progress towards completion of the Project is unsatisfactory or that the Project may no longer meet the objectives of the Scheme; and

(c)	the warranties set out in paragraph 7.1 and 7.2 of the Grant Funding Agreement remain true and accurate.”

[Signature of authorised certified officer e.g. Finance Officer]

[Printed name and title]

[Date]

ANNEX 4

APPENDIX – STATEMENT OF EXPENDITURE

1. Annex 3 Provide the name of the relevant Annex 2 document version and date of approval.
2. Milestones Payment Milestones completed Provide here the Payment Milestones completed as set out in Annex 2.
3. Evidence provided Provide here a description of the corresponding evidence provided as set out in Annex 2.
4. Value of milestones Provide here the relevant cost figure attributed to the above milestones as set out in Annex 2.

5.       Alignment of Payment Milestones

Please detail whether the claim amount and date align with Annex 2 (latest approved milestone payment schedule). If not, please give justification for any variation from Annex 2 milestone completion schedule.

Please note that claim variations of +or – 10% may trigger a requirement for an amendment to the Annex 2 document. Annex 2 amends require Monitoring Officer and Authority approval before any claims can be approved for processing and may delay claim payment.

ANNEX 5

EVENTS OF DEFAULT

Grounds relating to performance

Non-compliance with requirements

1.	A material failure to comply with a term or condition of this Grant Funding Agreement, in particular, but without limitation, in cases where the Grant Recipient fails to:

1.1	properly incur some or all of the Eligible Expenditure (or the Authority has reasonable grounds to consider that the Eligible Expenditure has not been properly incurred or that the Grant Recipient has not paid for any relevant goods or services);

1.2	complete the Funded Activities within the required timescale;

1.3	comply with any deadline required to be met;

1.4	provide any information or evidence required set out in paragraph 4, 9, 10, 18, 24

1.5	comply with the Special Conditions; or

1.6	comply with any of the conditions set out in paragraph 7, 9, 14, 15, 11, 12, 27

2.	The Grant Recipient uses the Grant for a purpose other than the Funded Activities.

3.	The Grant Recipient uses the Grant for Ineligible Expenditure.

4.	The Grant Recipient breaches any of the warranties set out in paragraph 7.1 and 7.2.

Jeopardy and unsatisfactory progress

5.	The Authority has reasonable grounds to consider that:

5.1	progress towards completion of the Funded Activities is unsatisfactory; or

5.2	the future of the Funded Activities is in jeopardy.

5.3	the Grant Recipient fails to:

5.3.1	submit an adequate Remedial Action Plan to the Authority in accordance with the process set out in paragraph 24.9 to 24.13; or

5.3.2	improve delivery of the Funded Activities in accordance with the Remedial Action Plan approved by the Authority.

Unsatisfactory report

6.	A report or opinion from a reporting accountant, the Monitoring Officer, or from any other expert, is unsatisfactory because it contains an adverse opinion, a qualified opinion or a disclaimer of opinion, to which the Grant Recipient has not (in the reasonable opinion of the Authority) responded to appropriately.

Match Funding

7.	The Grant Recipient fails to declare any Match Funding or the Authority does not agree to the use of such Match Funding in accordance with paragraph 4.4.

Duplicate Funding

8.	The Grant Recipient fails to declare Duplicate Funding.

Recovery of sums due under other agreements etc.

9.	A sum is recoverable from, or repayable by, the Grant Recipient under any other agreement or arrangement with the Authority, or with another government department.

Material changes

Changes to the Funded Activities

10.	There is a change to the Funded Activities which the Authority:

10.1	reasonably considers to be material; and

10.2	has not agreed with the Recipient in writing.

Changes to the Grant Recipient’s business

11.	There has been a change to the Grant Recipient’s business, which the Authority reasonably considers makes (or would have made) a material difference to:

11.1	the Grant Recipient’s eligibility for the Grant; or

11.2	the conditions on which it is appropriate to award the Grant.

Cessation of business, insolvency and winding up etc.

Cessation of business

12.	The Grant Recipient ceases or suspends the carrying on of its business or a material part of it.

Insolvency and bankruptcy etc.

13.	The Grant Recipient is a company (or other body corporate) and any of the following events occurs:

13.1	a proposal is made for a voluntary arrangement within Part I of the Insolvency Act 1986, an arrangement or reconstruction under Part 26 of the Companies Act 2006 or any other composition scheme or arrangement with, or assignment for the benefit of the company’s creditors;

13.2	a shareholders’ meeting is convened for the purpose of considering a resolution that the company is wound up or a resolution for its winding-up is passed (other than as part of, and exclusively for the purpose of, a bona fide reconstruction or amalgamation);

13.3	a petition is presented for the winding up of the company (which is not dismissed within 14 days of its service) or an application is made for the appointment of a provisional liquidator or a creditors’ meeting is convened pursuant to section 98 of the Insolvency Act 1986;

13.4	a receiver, administrative receiver or similar officer is appointed over the whole or any part of the Grant Recipient’s business or assets;

13.5	an application order is made either for the appointment of an administrator or for an administration order, an administrator is appointed, or notice of intention to appoint an administrator is given;

13.6	the Grant Recipient is or becomes unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

13.7	being a company subject to the small companies regime under section 381 of the Companies Act 2006, a moratorium comes into force pursuant to Schedule A1 of the Insolvency Act 1986; or

13.8	any other event occurs, in any jurisdiction to which the Grant Recipient is subject, which is similar to those listed in paragraph 14.1 to 14.7 of this Annex 5.

14.	The Grant Recipient is a partnership and/or consortium, and any of the events referred to in paragraph 14 of this Annex 5 occur in relation to any partner and/or member of the consortium.

Probity etc.

The Grant Recipient’s application and correspondence

15.	The Authority has reasonable grounds to consider that any of the information and evidence provided by the Grant Recipient, or in subsequent correspondence (in particular any Request for Funds, the reports set out in paragraph 9.2 or other correspondence material to the payment of the grant), has not been, in any material respect:

15.1	complete and accurate; or

15.2	supplied honestly and in good faith.

16.	The Grant Recipient receives funding from a Third Party which, in the opinion of the Authority, undertakes activities that are likely to bring the reputation of the Funded Activities or the Authority into disrepute.

17.	The Grant Recipient commits or has committed a Prohibited Act or fails to report a Prohibited Act to the Authority, whether committed by the Grant Recipient, its Representatives or a Third Party, as soon as they become aware of it.

18.	The Authority determines, acting reasonably, that the Grant Recipient or any of its Representatives has:

18.1	acted dishonestly or negligently at any time during the term of the Grant Funding Agreement and to the detriment of the Authority;

18.2	taken any actions which unfairly bring or are likely to unfairly bring the Authority’s name or reputation and/or the Authority into disrepute. Actions include omissions in this context;

18.3	transferred, assigns or novates the Grant to any Third Party without the Authority’s consent; or

18.4	failed to act in accordance with the Law; howsoever arising, including incurring expenditure on unlawful activities.

Misuse of Grant

19.	The Authority has reasonable grounds to consider that:

19.1	the Grant Recipient has misused the Grant or any instalment of it; or

19.2	there is a serious risk that the Grant Recipient will do so.

Criminal convictions and proceedings

20.	The Authority becomes aware that the Grant Recipient, or a connected person referred to in regulation 23(1) of the Public Contracts Regulations 2006 has been convicted of:

20.1	any offence referred to in that regulation;

20.2	any other criminal offence relating to the conduct of the Grant Recipient’s business; or

20.3	failure to fulfil obligations relating to the payment of taxes; or any equivalent offence in another jurisdiction to which the Grant Recipient is subject.

Subsidy Control Rules

21.	Any or all of the Grant is considered to be an unlawful subsidy under Subsidy Control Rules and an order for its repayment is made by any body or court which has the power to make such order;

Change of Control

22.	The Grant Recipient undergoes a Change of Control which the Authority, acting reasonably, considers:

22.1	will be materially detrimental to the Funded Activities;

22.2	the new body corporate cannot continue to receive the Grant because they do not meet the Eligibility Criteria;

22.3	the Authority believes that the Change of Control would raise national security concerns; or

22.4	the new body corporate intends to make fundamental change(s) to the purpose for which the Grant was given.

ANNEX 6

CONTACT DETAILS

The main departmental contact in connection with the Grant is:

Name of contact	[***]
Position in organisation	[***]
Email address	[***]
Telephone number	[***]
Postal address	[***]

This information is correct at the date of the Grant Funding Agreement. The Authority must send the Grant Recipient a revised contact sheet if any of the details change.

The Grant Recipient’s main contact in connection with the Grant Funding Agreement is:

Reference	[***]
Organisation	[***]
Name of contact	[***]
Position in organisation	[***]
Email address	[***]
Telephone number	[***]
Postal address	[***]

Please inform the Authority if the Grant Recipient’s main contact changes.

ANNEX 7

SPECIAL CONDITIONS

[***]